ITEM 77C
                                                                      Exhibit 1


                     DREYFUS INDEX FUNDS, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


         A Special Meeting of Shareholders of the Dreyfus Index Funds, Inc. was held on June 29, 2006. Out of a total of 147,691,196.733 shares ("Shares") entitled to vote at the meeting, a total of 68,025,082.734 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:


                                                               Shares
                                            ---------------------------------------------
                                            ------------------ -- -----------------------
                                                Votes For           Authority Withheld
                                            ------------------ -- -----------------------
                                            ------------------ -- -----------------------

To elect additional Board Members:
Peggy C. Davis*                              66,234,565.766           1,790,516.968
James F. Henry*                              66,185,759.121           1,839,323.613
Dr. Martin Peretz*                           66,291,072.594           1,734,010.140

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

Joseph S. DiMartino, David P. Feldman, Ehud Houminer, Gloria Messinger and Anne Wexler continue as Board members of the fund after the shareholder meeting.